Exhibit 10.3

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                        AIR PRODUCTS AND CHEMICALS, INC.
                             HANDBOOK FOR DIRECTORS
                              Compensation Program
                           for Nonemployee Directors
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     RESOLVED,  that the  resolutions  of the Board of Directors  adopted at its meeting held on 16 March 2000, be, and the same hereby are, amended, effective as of 1 January 2002, to read in their entirety as follows:

     a. Each director shall be paid an annual retainer of $48,000 for serving as a member of the Board of Directors and any Board Committee(s), which retainer shall be payable in quarterly installments. Twenty-five percent of this retainer will be paid by the Company in the form of a credit to the Air Products Stock Account of the Deferred Compensation Plan for Directors (the "Plan").*/
                -

     b. Each director who serves as the Chairman of a Board Committee shall be paid an additional annual retainer of $5,000, which retainer shall be payable in quarterly installments.*/
                                                            -

*/   If applicable,  the quarterly installment of the annual retainer payable at
- the end of each calendar year shall be reduced pro - rata to reflect the number of regular meetings attended by the director compared to the number of such meetings held by the Board and Board Committees (excluding the Executive Committee) on which the director served during the preceding fiscal year (or shorter period that the director served). The reduction shall be applied to offset the amount of the retainer payable in the following forms: first, to reduce any cash payment; second, to reduce any credit of Elective Deferrals as defined in the Plan to the Plan's Interest Account; and last, to reduce any credit of Elective Deferrals to the Plan's Air Products Stock Account. For purposes of administering this provision, a director will be considered to have attended any meeting for which he or she was present in person or by secure telephone conference call for substantially all of the meeting, as determined by the Corporate Secretary.


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     c. One thousand deferred stock units shall be credited under the
        Plan's Air Products Stock Account effective as of the date the director first serves on the Board and annually thereafter effective as of the day following the Annual Meeting of Shareholders.

     d. Directors shall be reimbursed for out-of-pocket expenses incurred in attending regular and special meetings of the Board and Board Committees and any other business function of the Company at the request of the Chairman of the Board. Expenses will be reimbursed as submitted.**/
                                        --


                                             APCI BOARD OF DIRECTORS
                                             21 March 2002











**/   Directors are reimbursed at the rate of $.36 per mile for use of their
-- personal cars in connection with Company business. Directors using personal aircraft or aircraft of non-carrier will be reimbursed for such expenses at a rate equivalent to first-class air fare of scheduled carriers.

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